To:	All Caribou Coffee Employees

From:	The Board of Directors of Caribou Coffee

Date:	August 4, 2008

We are pleased to announce that Michael “Mike” Tattersfield will be the new President and Chief Executive Officer of Caribou Coffee Company, effective immediately. Through a comprehensive search process, Mike was selected as the candidate best qualified to lead Caribou as its next CEO. He has a 20-year track record of successfully growing and managing businesses in the consumer retail and restaurant sectors. Roz Mallet will help facilitate the transition of leadership. Roz served as Interim Chief Executive Officer since November 2007 and was previously the President, Chief Operating Officer, and a Board member. Under her leadership, Roz made significant contributions to the Company. Numerous key strategic initiatives have been implemented, YTD EBITDA grew 9% over last year, and second quarter earnings surpassed all analyst estimates. The Board of Directors thanks Roz for all of her contributions to the business, especially as Interim CEO for the past nine months.
Mike Tattersfield is an accomplished executive whose career spans approximately 20 years of finance, operations and general management experience, both domestically and internationally, in the restaurant and specialty retail industries. His 13-year career with YUM! Brands included extensive branding and franchise leadership experience including positions of CEO and Managing Director of Puerto Rico for Kentucky Fried Chicken, Taco Bell and Pizza Hut, CFO of YUM! Brands’ Mexico business and President of A&W All American Food Restaurants. His retail positions have included Vice President Store Operations at Limited Brands, and most recently in his last role, Tattersfield served as Chief Operating Officer and Executive Vice President of lululemon athletica, a yoga-inspired athletic apparel company. For almost two years, he was instrumental in leading lululemon through a period of impressive growth during which the company attained over 130 percent revenue growth, began building its operational strategy, added a multi-year development pipeline and created a real estate strategy resulting in impressive returns on investment and sales per square foot. In 2007, the company underwent a successful initial public offering.
Mike holds a BS in Accounting from Indiana University and an MBA from Harvard Business School. He is in the process of moving from Columbus, Ohio to Minneapolis with his wife, Christine, and their two children, Sabrina, age 11, and Layla, age 9.
Please join us in welcoming Mike to the Company. We are excited about the future of Caribou Coffee.